Exhibit 99.1

Skullcandy Declares Dividend Distribution of Preferred Stock Purchase Rights

PARK CITY, Utah, June 27, 2016 — The Board of Directors of Skullcandy, Inc. (Nasdaq: SKUL) announced today that it has approved the adoption of a shareholder rights plan. Under the plan, one preferred stock purchase right will be distributed for each share of common stock held by stockholders of record on July 8, 2016. The rights plan is scheduled to expire on June 26, 2017. It is intended to enable all of the Company’s stockholders to realize the long-term value of their investment in the Company by guarding against inadequate or unsolicited takeover offers. The rights are designed to ensure that the Board of Directors has sufficient time to consider any proposal and make sure that all stockholders receive fair and equal treatment in the event of any proposed takeover of the Company. In addition, the rights plan will guard against partial tender offers, open market accumulations and other coercive tactics aimed at gaining control of the Company without paying all stockholders a full control premium for their shares.

Subject to certain exceptions, the rights will be exercisable if a person or group acquires 10% or more of the Company’s common stock or announces a tender offer which would result in the offeror holding 10% or more of the common stock, inclusive of previously held shares of the Company’s common stock by that person or group. Under certain circumstances, each right will entitle stockholders to buy one one-hundredth of a share of newly-created Series A Junior Participating Preferred Stock of the Company at an exercise price of $10.00. The Company’s Board of Directors will be entitled to redeem the rights at $0.01 per right at any time before a person or group has acquired 10% or more of the outstanding common stock. The rights will expire on June 26, 2017, subject to the Company’s right to extend such date, unless earlier redeemed or exchanged by the Company or terminated.

Subject to limited exceptions, if a person or group acquires 10% or more of the outstanding common stock of the Company or announces a tender offer for 10% or more of the common stock (we refer to such a person or group as an “acquiring person”), each right will entitle the right holder to purchase, at the right’s then-current exercise price, a number of shares of common stock having a market value at that time of twice the right’s exercise price. Rights held by the acquiring person will become void and will not be exercisable. If the Company is acquired in a merger or other business combination transaction that has not been approved by the Board of Directors after the rights become exercisable, each right will entitle its holder to purchase, at the right’s then-current exercise price, a number of shares of the acquiring company’s common stock having a market value at that time of twice the right’s exercise price.

The dividend distribution to establish the new rights plan will be payable to stockholders of record on July 8, 2016. The rights distribution is not taxable to stockholders. Further details about the rights plan will be contained in a Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission.

About Skullcandy, Inc.

Skullcandy, Inc. creates world-class audio experiences through its Skullcandy® and Astro Gaming® brands. Founded at the intersection of music, sports, technology and creative culture, Skullcandy brand creates world-class audio and gaming products for the risk takers, innovators, and pioneers who inspire us all to live life at full volume. From new innovations in the science of sound and human potential, to collaborations with up-and-coming musicians and athletes, Skullcandy lives by its mission to inspire life at full volume through forward-thinking technologies and ideas, and leading edge design and materialization. Astro Gaming creates premium video gaming equipment for professional gamers, leagues, and gaming enthusiasts. Astro Gaming was founded in the pits of competitive gaming and has become synonymous with pinnacle gaming experiences. Skullcandy and Astro Gaming products are sold and distributed through a variety of channels around the world from the Company’s global locations in Park City, San Francisco, Tokyo, Zurich, Mexico City, and Shanghai, as well as through partners in some of the most important culture, sports, and gaming hubs in the world. The Skullcandy brand website can be found at http://www.skullcandy.com. The Astro Gaming website can be found at http://www.astrogaming.com.

Cautionary Language Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding the Company’s intent with respect to the consummation of the strategic alternatives process described herein. These forward-looking statements are made as of the date they were first issued and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Words such as “expect,” “anticipate,” “should,” “believe,” “hope,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “might,” “could,” “intend,” variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, dependence on the portable device market, the Company’s ability to attract new customers and retain existing customers, adverse economic conditions in general and adverse economic conditions specifically affecting the markets in which the Company operates, the Company’s ability to continue to promote and maintain its brand, the Company’s ability to compete effectively, the Company’s ability to develop and introduce new products or enhancements to existing products, the Company’s ability to manage growth, the Company’s ability to attract and retain key personnel, and other risks detailed in the Company’s other publicly available filings with the Securities and Exchange Commission. Past performance is not necessarily indicative of future results. The forward-looking statements included in this press release represent the Company’s views as of the date of this press release. The Company anticipates that subsequent events and developments will cause its views to change. The Company undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

Contact for Investors:

ICR

Brendon Frey

203-682-8200

Brendon.Frey@icrinc.com